Filed Pursuant to Rule 424(b)(3)

Registration No. 333-270791

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated May 25, 2023)

Lavoro Limited

UP TO 111,557,151 CLASS A ORDINARY SHARES

UP TO 10,083,606 CLASS A ORDINARY SHARES UNDERLYING WARRANTS

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form F-1 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-270791).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on June 1, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ordinary shares, par value $0.001 (“Ordinary Shares”) and our warrants (“Warrants”) are listed on the Nasdaq Stock Market LLC (the “Nasdaq”) under the trading symbols “LVRO” and “LVROW”. On June 1, 2023, the closing price of our Ordinary Shares on Nasdaq was $6.19 per share and the most recent closing price of our Warrants on Nasdaq was $0.78 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 2, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2023

Commission File Number 001-41635

Lavoro Limited

(Exact name of registrant as specified in its charter)

Av. Dr. Cardoso de Melo, 1450, 4th floor, office 401
São Paulo — SP, 04548-005, Brazil
+55 (11) 4280-0709

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F	X	Form 40-F

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):

Yes	No	X

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):

Yes	No	X

EXHIBIT INDEX

EXHIBIT
99.1	Press release dated June 1, 2023 – Lavoro Reports Fiscal Third Quarter 2023 Earnings Results
99.2	Third Quarter 2023 Earnings Presentation
99.3	Unaudited Interim Consolidated Financial Statements of Lavoro Limited for the Nine-Month Period Ended March 31, 2023

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lavoro Limited

By:	/s/ Ruy Cunha
	Name:	Ruy Cunha
	Title:	Chief Executive Officer

Date: June 1, 2023